FORM 12B-25

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER

                                                                        811-6082

                                                                    CUSIP NUMBER

                                                                       768709602
                                                                       768709701
                                                                       768709404
                                                                       768709800
                                                                       768709842
                                                                       768709834
                                                                       768709107
                                                                       768709867
                                                                       768709859
                                                                       768709305
                                                                       768709875

                                   (Check One)

    Form 10-K          Form 11-K          Form 20-F    Form 10-Q  X  Form N-SAR
---                ---                ---             ---              ---

                   For Period Ended: __DECEMBER 31, 1998______

READ INSTRUCTIONS (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

Nothing in this Form shall be construed to imply that the Commission has verified any INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Full Name of Registrant THE RIVERFRONT FUNDS, INC.

Former Name if Applicable

Address of Principal Executive Office        5800 CORPORATE DRIVE

 (Street and Number)

City, State, and Zip Code    PITTSBURGH, PA  15237-7010

PART II -- RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check box if appropriate)

        (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        (b) The subject annual report or semi-annual report/portion thereof _X__ will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c)The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

Due to the transition of Administrators to the Registrant, one of which was to compile the required financial data and the other of which was to file such data, inadvertent and unavoidable delays occurred.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            CHRISTOPHER WOLFE               (412)                288-8185
                    (NAME)                  (AREA CODE)     (TELEPHONE NUMBER)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports been filed?

        If answer is no, identify report(s).      _X_            ____

                                                  YES            NO


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or

        portion thereof?                          ____           _X_
                                                  YES            NO

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

                           THE RIVERFRONT FUNDS, INC.

                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

   DATE MARCH 1, 1999

                                                      BY: /s/ TIMOTHY S. JOHNSON

                                                                       Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (SEE 18 U.S.C. 1001)